Exhibit 99.1

EPR PROPERTIES REPORTS SECOND QUARTER 2018 RESULTS
Company Reports Record Quarterly Revenue and Earnings
Increases Earnings Guidance for 2018

Kansas City, MO, July 30, 2018 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2018.

Three Months Ended June 30, 2018

•
Total revenue was $202.9 million for the second quarter of 2018, including a $45.9 million prepayment fee received from Och-Ziff Real Estate ("OZRE") as further discussed below, and represents a 37% increase from $147.8 million for the same quarter in 2017.

•
Net income available to common shareholders was $85.5 million, or $1.15 per diluted common share, for the second quarter of 2018 compared to $74.6 million, or $1.02 per diluted common share, for the same quarter in 2017.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the second quarter of 2018 was $139.0 million, or $1.84 per diluted common share, compared to $85.0 million, or $1.15 per diluted common share, for the same quarter in 2017.

•
FFO as adjusted (a non-GAAP financial measure) for the second quarter of 2018 was $141.8 million, or $1.87 per diluted common share, compared to $94.9 million, or $1.29 per diluted common share, for the same quarter in 2017, representing a 45% increase in per share results.

Six Months Ended June 30, 2018

•	Total revenue was $357.8 million for the six months ended June 30, 2018, representing a 29% increase from $276.9 million for the same period in 2017.

•
Net income available to common shareholders was $109.0 million, or $1.47 per diluted common share, for the six months ended June 30, 2018 compared to $122.5 million, or $1.78 per diluted common share, for the same period in 2017.

•
FFO (a non-GAAP financial measure) for the six months ended June 30, 2018 was $200.1 million, or $2.67 per diluted common share, compared to $158.9 million, or $2.30 per diluted common share, for the same period in 2017.

•
FFO as adjusted (a non-GAAP financial measure) for the six months ended June 30, 2018 was $235.8 million, or $3.12 per diluted common share, compared to $171.4 million, or $2.48 per diluted common share, for the same period in 2017, representing a 26% increase in per share results.

“We are pleased to announce another quarter of record revenues and earnings, as well as an increase in our annual earnings guidance,” stated Company President and CEO Greg Silvers. “This ongoing strong performance is supported by our differentiated portfolio of high quality assets and the underlying strength of each of our investment segments. We also continued our successful capital recycling efforts, allowing EPR to earn attractive prepayment fees and to reinvest the proceeds in accretive opportunities. Additionally, with the completion of a $400 million bond offering our balance sheet is strong and well positioned for future growth.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2018		2017
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders	$139,037	$1.84	$84,979	$1.15
Costs associated with loan refinancing or payoff	15	—	9	—
Transaction costs	405	0.01	218	—
Litigation settlement expense	2,090	0.03	—	—
Termination fee included in gain on sale	—	—	3,900	0.05
Impairment of direct financing lease - allowance for lease loss portion (1)	—	—	7,298	0.10
Gain on early extinguishment of debt	—	—	(977)	(0.01)
Gain on insurance recovery (included in other income)	—	—	(606)	—
Deferred income tax expense	235	—	50	—
Impact of Series C and Series E Dilution	—	(0.01)	—	—
FFO as adjusted available to common shareholders	$141,782	$1.87	$94,871	$1.29

Dividends declared per common share		$1.08		$1.02
FFO as adjusted available to common shareholders payout ratio		58%		79%

	Six Months Ended June 30,
	2018		2017
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders	$200,061	$2.67	$158,873	$2.30
Costs associated with loan refinancing or payoff	31,958	0.43	14	—
Transaction costs	1,014	0.01	275	—
Litigation settlement expense	2,090	0.03	—	—
Termination fee included in gain on sale	—	—	5,820	0.08
Impairment of direct financing lease - allowance for lease loss portion (1)	—	—	7,298	0.10
Gain on early extinguishment of debt	—	—	(977)	(0.01)
Gain on insurance recovery (included in other income)	—	—	(606)	—
Deferred income tax expense	663	0.01	684	0.01
Impact of Series C and Series E Dilution	—	(0.03)	—	—
FFO as adjusted available to common shareholders	$235,786	$3.12	$171,381	$2.48

Dividends declared per common share		$2.16		$2.04
FFO as adjusted available to common shareholders payout ratio		69%		82%
(1)
Impairment charges recognized during the three and six months ended June 30, 2017 total $10.2 million and related to our investment in a direct financing lease, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at June 30, 2018:

•
The Entertainment segment included investments in 151 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and 11 family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 13.3 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Recreation segment included investments in 18 ski areas, 21 attractions, 31 golf entertainment complexes and ten other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Education segment included investments in 65 public charter schools, 67 early education centers and 14 private schools. The Company’s portfolio of owned education properties consisted of 4.7 million square feet and was 98% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Resorts World Catskills casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 21.2 million square feet and was 99% leased. As of June 30, 2018, the Company also had a total of $268.1 million invested in property under development.

During the three months ended June 30, 2018, Six Flags Entertainment Corporation ("Six Flags") completed their acquisition of the leasehold interest in five of the Company's attraction properties which were previously operated by Premier Parks, LLC. As a result, Six Flags operates six of the Company's attraction properties at June 30, 2018.

Investment Update

The Company's investment spending for the three months ended June 30, 2018 totaled $129.9 million (bringing the year-to-date investment spending to $238.5 million), and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended June 30, 2018 totaled $23.8 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers.

•
Recreation investment spending during the three months ended June 30, 2018 totaled $88.6 million, including investment spending on build-to-suit development of golf entertainment complexes and attractions, an acquisition of an attraction property described below and the redevelopment of ski areas.

On June 22, 2018, the Company acquired one attraction property located in Pagosa Springs, Colorado for approximately $36.4 million. The property is a natural hot springs resort and spa on approximately eight acres and is subject to a long-term, triple-net lease.

•
Education investment spending during the three months ended June 30, 2018 totaled $17.5 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools.

Early Childhood Education Tenant Update

In July 2018, the Company entered into a new lease agreement with Children’s Learning Adventure USA ("CLA") related to 21 open schools which replaces the prior lease arrangements and provides for a one-month term for rent of $1.0 million expiring on August 31, 2018. The Company may agree to extend this lease, in its sole discretion, if the Company believes CLA is making adequate progress towards a satisfactory restructuring. CLA made all of the $4.2 million of scheduled rent payments under the prior lease arrangements covering the period of March through July, 2018. If the new lease is not extended, CLA will be required to expeditiously vacate these properties, in which case the Company intends to lease some or all of the 21 schools to other operators.

CLA also agreed to relinquish control of four of the Company’s properties that were still under development as the Company no longer intends to develop these properties for CLA.  During the three months ended June 30, 2018, the Company obtained independent appraisals of these four properties and reduced the carrying value of these assets to $9.8 million, recording an impairment charge of $16.5 million. The charge is primarily related to the cost of improvements specific to the development of CLA’s prototype.

CLA continues to negotiate with third parties regarding a restructuring that would permit CLA to continue operation of the CLA properties. In addition, the Company is actively pursuing other alternatives for these properties, including replacement tenants and operators.

Cappelli Legal Settlement
During the three months ended June 30, 2018, the Company entered into a settlement agreement with affiliates of Louis Cappelli whereby each of the parties fully settled all disputes between and among them relating to previously disclosed litigation in which the Company was a defendant. The terms of the settlement agreement include, among other terms, the Company's payment of $2.0 million to the plaintiffs, the mutual release of all parties, and the dismissal of the final pending New York state court case with prejudice.

Capital Recycling

On May 7, 2018, Boyne USA, Inc. ("Boyne") purchased seven ski properties from OZRE that partially secured the Company’s mortgage note receivable due from OZRE. Following the acquisition by Boyne, OZRE made a partial prepayment to the Company of approximately $175.4 million on this mortgage note receivable, leaving a carrying value of $74.6 million at June 30, 2018 that is secured by the remaining six ski properties. In connection with the partial prepayment of this note, the Company recognized a prepayment fee totaling $45.9 million that is included in mortgage and other financing income.
On June 4, 2018, Vail Resorts, Inc. announced it intends to acquire four ski properties from OZRE. This sale is expected to close by the end of the year. These four properties partially secure the Company's mortgage note receivable from OZRE and in conjunction with this sale it is expected that OZRE will prepay the entire remaining note balance. In connection with this prepayment, the Company is entitled to receive a prepayment fee, the amount of which is dependent upon the timing of the note repayment, and is currently estimated to be approximately $15.0 million.
On May 29, 2018, the Company received a partial prepayment of $8.0 million on one mortgage note receivable that is secured by the observation deck of the John Hancock Tower in Chicago, Illinois. In connection with the partial prepayment of this note, the Company recognized a prepayment fee of $1.4 million that is included in mortgage and other financing income.

During the second quarter of 2018, the Company completed the sale of two entertainment parcels located in Illinois for net proceeds totaling $4.2 million and recognized a gain on sale of $0.5 million.
Disposition proceeds and mortgage note pay-offs (excluding principal amortization) totaled $247.4 million for the six months ended June 30, 2018.
Subsequent to quarter end, the Company completed the sale of four public charter schools leased to Imagine Schools Inc. for net proceeds of $43.4 million. In connection with this sale, the Company will recognize a $5.5 million gain on sale during the third quarter of 2018. Additionally subsequent to quarter end, the Company sold one public charter school property, pursuant to a tenant purchase option, for total net proceeds of $11.9 million and will recognize a gain on sale of $1.9 million during the third quarter of 2018.
Balance Sheet Update
Excluding prepayment penalties from earnings, the Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.6x at June 30, 2018. The Company had $3.0 million of unrestricted cash on hand and $30.0 million outstanding under its $1.0 billion unsecured revolving credit facility at June 30, 2018.
On April 16, 2018, the Company issued $400.0 million in senior unsecured notes due April 15, 2028. The notes bear interest at an annual rate of 4.95%. The Company used the net proceeds from the note offering to pay down its unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the second quarter of 2018 totaling $1.08 per common share. This dividend represents an annualized dividend of $4.32 per common share, an increase of almost 6% over the prior year, and would be the Company's eighth consecutive year with a significant annual dividend increase.

The Company also declared second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

2018 Guidance

The Company is increasing its 2018 guidance for FFO as adjusted per diluted share to a range of $5.97 to $6.07 from a range of $5.75 to $5.90. In addition, the Company is narrowing its 2018 investment spending guidance to a range of $450.0 million to $650.0 million from a range of $400.0 million to $700.0 million and increasing its 2018 disposition proceeds guidance to a range of $450.0 million to $500.0 million from a range of $350.0 million to $450.0 million.

FFO as adjusted guidance for 2018 is based on FFO per diluted share of $5.40 to $5.45 adjusted for estimated costs associated with loan refinancing or payoff, litigation settlement expense, transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.41 to $3.51 less estimated gain on sale of real estate of a range of $0.21 to $0.26 and the impact of Series C and Series E dilution of $0.06, plus estimated real estate depreciation of $2.04 and impairment of rental properties of $0.22 (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2018 is available on the Company's website at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Rental revenue	$137,019	$123,410	$269,943	$234,196
Other income	646	1,304	1,276	1,996
Mortgage and other financing income	65,202	23,068	86,616	40,702
Total revenue	202,867	147,782	357,835	276,894
Property operating expense	7,334	6,072	14,898	12,422
General and administrative expense	12,976	10,660	25,300	21,717
Litigation settlement expense	2,090	—	2,090	—
Costs associated with loan refinancing or payoff	15	9	31,958	14
Gain on early extinguishment of debt	—	(977)	—	(977)
Interest expense, net	34,079	32,967	68,416	63,659
Transaction costs	405	218	1,014	275
Impairment charges	16,548	10,195	16,548	10,195
Depreciation and amortization	37,582	33,148	75,266	61,225
Income before equity in income from joint ventures and other items	91,838	55,490	122,345	108,364
Equity in (loss) income from joint ventures	(88)	59	(37)	51
Gain on sale of real estate	473	25,461	473	27,465
Income before income taxes	92,223	81,010	122,781	135,880
Income tax expense	(642)	(475)	(1,662)	(1,429)
Net income	91,581	80,535	121,119	134,451
Preferred dividend requirements	(6,036)	(5,952)	(12,072)	(11,904)
Net income available to common shareholders of EPR Properties	$85,545	$74,583	$109,047	$122,547
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$1.15	$1.02	$1.47	$1.79
Diluted earnings per share data:
Net income available to common shareholders	$1.15	$1.02	$1.47	$1.78
Shares used for computation (in thousands):
Basic	74,329	73,159	74,238	68,621
Diluted	74,365	73,225	74,273	68,689

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	June 30, 2018	December 31, 2017
Assets
Rental properties, net of accumulated depreciation of $810,604 and $741,334 at June 30, 2018 and December 31, 2017, respectively	$4,853,188	$4,604,231
Land held for development	31,076	33,692
Property under development	268,090	257,629
Mortgage notes and related accrued interest receivable	641,428	970,749
Investment in direct financing leases, net	58,305	57,903
Investment in joint ventures	4,999	5,602
Cash and cash equivalents	3,017	41,917
Restricted cash	11,283	17,069
Accounts receivable, net	97,804	93,693
Other assets	135,034	109,008
Total assets	$6,104,224	$6,191,493
Liabilities and Equity
Accounts payable and accrued liabilities	$122,359	$136,929
Dividends payable	32,801	30,185
Unearned rents and interest	79,121	68,227
Debt	2,983,975	3,028,827
Total liabilities	3,218,256	3,264,168
Total equity	$2,885,968	$2,927,325
Total liabilities and equity	$6,104,224	$6,191,493

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
FFO: (A)
Net income available to common shareholders of EPR Properties	$85,545	$74,583	$109,047	$122,547
Gain on sale of real estate	(473)	(25,461)	(473)	(27,465)
Impairment of rental properties	16,548	—	16,548	—
Impairment of direct financing lease-residual value portion (1)	—	2,897	—	2,897
Real estate depreciation and amortization	37,359	32,906	74,823	60,786
Allocated share of joint venture depreciation	58	54	116	108
FFO available to common shareholders of EPR Properties	$139,037	$84,979	$200,061	$158,873

FFO available to common shareholders of EPR Properties	$139,037	$84,979	$200,061	$158,873
Add: Preferred dividends for Series C preferred shares	1,940	1,941	3,880	3,882
Diluted FFO available to common shareholders of EPR Properties	$140,977	$86,920	$203,941	$162,755

FFO per common share:
Basic	$1.87	$1.16	$2.69	$2.32
Diluted	1.84	1.15	2.67	2.30
Shares used for computation (in thousands):
Basic	74,329	73,159	74,238	68,621
Diluted	74,365	73,225	74,273	68,689

Weighted average shares outstanding-diluted EPS	74,365	73,225	74,273	68,689
Effect of dilutive Series C preferred shares	2,110	2,063	2,104	2,058
Adjusted weighted average shares outstanding-diluted	76,475	75,288	76,377	70,747

Other financial information:
Straight-lined rental revenue	$2,060	$4,009	$3,934	$9,060
Dividends per common share	$1.08	$1.02	$2.16	$2.04

(1)
Impairment charges recognized during the three and six months ended June 30, 2017 total $10.2 million and related to our investment in direct financing leases, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide FFO as adjusted as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus costs (gain) associated with loan refinancing or payoff, transaction costs, retirement severance expense, litigation settlement expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and provision for loan losses, and by subtracting gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO and FFO as adjusted are non-GAAP financial measures. FFO and FFO as adjusted do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three and six months ended June 30, 2018. Therefore, the additional 2.1 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share for the three and six months ended June 30, 2018. The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFOAA per share for the three and six months ended June 30, 2018. Therefore, the additional 2.1 million and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFOAA per share for the three and six months ended June 30, 2018.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three and six months ended June 30, 2017. Therefore, the additional 2.1 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three and six months ended June 30, 2017. The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted FFO and FFOAA per share data for the three and six months ended June 30, 2017.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income (both reported in accordance with GAAP) to Net Debt, EBITDAre, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	June 30,
	2018	2017
Net Debt: (B)
Debt	$2,983,975	$2,792,920
Deferred financing costs, net	36,020	34,086
Cash and cash equivalents	(3,017)	(70,872)
Net Debt	$3,016,978	$2,756,134

	Three Months Ended June 30,
	2018	2017
EBITDAre and Adjusted EBITDA:
Net income	$91,581	$80,535
Interest expense, net	34,079	32,967
Income tax expense	642	475
Depreciation and amortization	37,582	33,148
Gain on sale of real estate	(473)	(25,461)
Impairment of rental properties	16,548	—
Impairment of direct financing lease - residual value portion	—	2,897
Costs associated with loan refinancing or payoff	15	9
Gain on early extinguishment of debt	—	(977)
Equity in loss (income) from joint ventures	88	(59)
EBITDAre (for the quarter) (C)	$180,062	$123,534

Gain on insurance recovery	—	(606)
Litigation settlement expense	2,090	—
Impairment of direct financing lease - allowance for lease loss portion	—	7,298
Transaction costs	405	218
Prepayment fees	(47,293)	—
Adjusted EBITDA (for the quarter)	$135,264	$130,444

Adjusted EBITDA (1) (D)	$541,056	$521,776

Net Debt/Adjusted EBITDA Ratio	5.6	5.3

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax expense (benefit), depreciation and amortization, gains and losses from sales of depreciable operating properties, impairment losses of depreciable real estate, costs (gain) associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. EBITDAre does not represent cash flow from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

(D)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) excluding gain on insurance recovery, retirement severance expense, litigation settlement expense, impairment of direct financing lease (allowance for lease loss portion), the provision for loan losses, transaction costs and prepayment fees, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.7 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com